Exhibit 99.1

News Release
Media Contact:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
Andrew Martin +1 704 423 7048	2730 West Tyvola Road
Charlotte, NC 28217-4578
Investor Relations:	USA
Paul Gifford +1 704 423 5517	www.goodrich.com

For Immediate Release

Goodrich Corporation Shareholders Approve Merger with United Technologies

CHARLOTTE, NC, March 13, 2012 – Goodrich Corporation (NYSE: GR) announced that, at the special meeting of shareholders held today, Goodrich shareholders voted to approve the proposed merger with United Technologies Corp. (NYSE:UTX). The final tabulation indicates that more than 98 percent of votes were cast in favor of the transaction, which represents approximately 75 percent of the total outstanding shares of Goodrich common stock as of February 6, 2012, the record date for the special meeting.

Upon completion of the merger, Goodrich will become a wholly owned subsidiary of United Technologies and Goodrich shareholders will receive $127.50 in cash, without interest, for each share of Goodrich common stock they own, representing a 47.4 percent premium to the closing stock price on Thursday, September 15, 2011, the last full day of trading prior to market rumors of a transaction. The transaction has a total enterprise value of approximately $18.4 billion, including approximately $1.9 billion in net debt assumed. Goodrich continues to expect the merger to be completed by mid-2012, following the satisfaction or waiver of all closing conditions.

“We are pleased by the support of our shareholders, which confirms our confidence in the significant value that this business combination will create for our investors,” said Marshall Larsen, Chairman, President and Chief Executive Officer of Goodrich. “Since joining Goodrich in 1977, I have had the pleasure of watching the innovations of our talented employees move from the drawing board to the production line. By leading the way in technology and innovation, Goodrich has experienced a period of remarkable growth. Our successes would not be possible without the hard work and commitment of all of our employees, and I would like to thank them for their tireless efforts in building a world class aerospace company.

“I would also like to thank the Board for their service and unwavering focus on driving shareholder value. Since our transformation into a pure play aerospace company, we have driven substantial growth in sales, margins, profit and cash flow, and significantly increased shareholder value. Goodrich has consistently paid an annual or quarterly dividend since 1936.

“We expect the increased global scale that this transaction provides will best position us for continued success and future growth across our many platforms. Together with United Technologies, we expect to advance the aerospace industry, and we look forward to an expeditious completion of this transaction in mid-2012,” concluded Mr. Larsen.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

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